News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2026 THIRD QUARTER RESULTS
Net Sales +7%; Organic Sales 3%
Diluted EPS $1.63, +6%; Core EPS $1.59, +3%
MAINTAINS FISCAL YEAR SALES, EPS GROWTH AND CASH RETURN GUIDANCE
CINCINNATI, April 24, 2026 - The Procter & Gamble Company (NYSE:PG) reported third quarter fiscal year 2026 net sales of $21.2 billion, an increase of seven percent versus the prior year. Organic sales, which excludes the impacts of foreign exchange and acquisitions and divestitures, increased three percent versus the prior year. Diluted net earnings per share were $1.63, an increase of six percent versus prior year, driven by a gain from the dissolution of the Glad joint venture business. Core earnings per share were $1.59, an increase of three percent versus prior year.
Operating cash flow was $4.0 billion, and net earnings were $4.0 billion for the quarter. Adjusted free cash flow productivity was 82%. Adjusted free cash flow productivity is calculated as operating cash flow less capital spending, as a percentage of net earnings excluding the gain from the dissolution of the Glad joint venture business. The Company returned $3.2 billion of cash to shareowners via $2.5 billion of dividend payments and over $600 million of share repurchases. The dividend increase announced earlier this month marks the 70th consecutive year that P&G has increased its dividend and the 136th consecutive year that P&G has paid a dividend since its incorporation in 1890.

Third Quarter ($ billions, except EPS)
GAAP	2026	2025	% Change	Non-GAAP*	2026	2025	% Change
Net Sales	21.2	19.8	7%	Organic Sales	n/a	n/a	3%
Diluted EPS	1.63	1.54	6%	Core EPS	1.59	1.54	3%
*Please refer to Exhibit 1 - Non-GAAP Measures for the definition and reconciliation of these measures to the related GAAP measures.
“We delivered a solid acceleration in top-line results in our fiscal third quarter, with broad-based growth across product categories and regions,” said Shailesh Jejurikar, President and Chief Executive Officer. “We’re increasing investments to accelerate momentum with consumers despite the challenging geopolitical and economic environment, while still maintaining our guidance ranges for the fiscal year. We continue to believe the best path to sustainable, balanced growth is by strengthening execution of our integrated growth strategy. We are confident in the progress we’re making and excited about the longer-term opportunity to leverage P&G’s strengths and unique capabilities to create the CPG company of the future.”

January - March Quarter Discussion
Net sales in the third quarter of fiscal year 2026 were $21.2 billion, a seven percent increase versus the prior year. Organic sales, which exclude the impacts of foreign exchange and acquisitions and divestitures, increased three percent driven by a two percent increase from volume and a one percent increase from higher pricing. Mix had a neutral impact on sales for the quarter.

January - March 2026	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	5%	4%	1%	1%	—%	11%	5%	7%
Grooming	(2)%	6%	3%	—%	—%	7%	(2)%	1%
Health Care	(2)%	5%	2%	1%	1%	7%	(2)%	2%
Fabric & Home Care	2%	4%	1%	—%	—%	7%	2%	3%
Baby, Feminine & Family Care	3%	3%	—%	—%	—%	6%	3%	3%
Total P&G	2%	4%	1%	—%	—%	7%	2%	3%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
•Beauty segment organic sales increased seven percent versus year ago. Hair Care organic sales increased mid-single digits driven by volume increase and innovation-based pricing in North America and Europe. Personal Care organic sales increased high single digits driven by innovation-based volume growth, favorable geographic mix and pricing. Skin Care organic sales also increased high single digits driven by favorable premium product mix and a volume increase, partially offset by merchandising investments, primarily in Greater China.
•Grooming segment organic sales increased one percent versus year ago as innovation-based pricing, primarily in North America and Europe, was partially offset by volume declines.
•Health Care segment organic sales increased two percent versus year ago. Oral Care organic sales increased low single digits driven by innovation-based pricing, primarily in North America, and favorable premium product mix, partially offset by a volume decline, led by Greater China. Personal Health Care organic sales also increased low single digits driven by higher pricing, primarily in North America, and favorable geographic mix, partially offset by a volume decline, led by North America and Europe.

•Fabric and Home Care segment organic sales increased three percent versus year ago. Fabric Care organic sales increased low single digits driven by a unit volume increase in North America. Home Care organic sales increased mid-single digits driven by a unit volume increase in Europe and higher pricing, primarily in Europe and North America.
•Baby, Feminine and Family Care segment organic sales increased three percent versus year ago. Baby Care organic sales increased low single digits driven by an increase in unit volume, primarily in India, Middle East and Africa and Greater China. Feminine Care organic sales also increased low single digits driven by innovation-based pricing, primarily in North America, and favorable geographic mix, partially offset by a unit volume decline. Family Care organic sales increased mid-single digits driven by strong volume growth due to retail inventory reduction in the prior year, partially offset by merchandising investments.
Diluted net earnings per share increased by six percent versus the prior year to $1.63, driven by a gain from the dissolution of the Glad joint venture business. Core earnings per share increased three percent to $1.59 and currency-neutral core EPS was unchanged at $1.54.
Reported gross margin for the quarter decreased 150 basis points versus the prior year. Core gross margin and currency-neutral core gross margin for the quarter decreased 100 basis points versus the prior year and excluded the impact from incremental restructuring charges. The decrease was driven by 180 basis points of unfavorable mix, 100 basis points of reinvestments, 50 basis points of higher costs from tariffs, 20 basis points of rounding and other items and 10 basis points of unfavorable commodity costs, partially offset by gross productivity savings of 210 basis points and increased pricing of 50 basis points.
Reported selling, general and administrative expense (SG&A) as a percentage of sales increased 10 basis points versus year ago. Core SG&A as a percentage of sales decreased 10 basis points versus year ago and decreased 20 basis points on a currency-neutral basis. Core SG&A excluded the impact from incremental restructuring charges. The Core SG&A decrease was driven by 120 basis points of productivity savings, 90 basis points of positive scale impacts of the net sales increase and 20 basis points of rounding and other items, partially offset by 210 basis points of reinvestments.
Reported operating margin for the quarter decreased 150 basis points versus the prior year. Core operating margin for the quarter decreased 80 basis points versus the prior year and decreased 70 basis points on a currency-neutral basis. Core operating margin included gross productivity savings of 330 basis points.

Fiscal Year 2026 Guidance
P&G maintained its guidance range for fiscal 2026 all-in sales growth to be in the range of one to five percent versus the prior year. The net impacts of foreign exchange rates and acquisitions and divestitures are expected to be a tailwind of approximately one percentage point to all-in sales growth. The Company also maintained its outlook for organic sales growth in the range of in-line to up four percent versus the prior year.
P&G maintained its outlook for fiscal 2026 diluted net earnings per share growth to be in the range of one percent to six percent versus fiscal 2025 diluted net EPS of $6.51. P&G also maintained its fiscal 2026 core earnings per share growth to be in the range of in-line to up four percent versus fiscal 2025 core EPS of $6.83. This outlook equates to a range of $6.83 to $7.09 per share.
P&G now expects commodity costs to be a headwind of approximately $150 million after tax and higher costs from tariffs are estimated at approximately $400 million after tax for fiscal 2026. The Company continues to expect a net headwind of roughly $250 million after-tax from modestly higher net interest expense and a higher core effective tax rate versus the prior year. Foreign exchange is forecasted to be a tailwind of approximately $200 million after tax. Collectively these impacts equate to a headwind of $0.25 per share for fiscal 2026. The Company also noted it is increasing investments in innovation and demand creation to maintain positive momentum with consumers. Given these factors, P&G now expects fiscal 2026 EPS results to be toward the lower-end of the guidance range.
The Company is unable to reconcile its forward-looking non-GAAP cash flow and tax rate measures without unreasonable efforts given the unpredictability of the timing and amounts of discrete items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.
P&G continues to expect a core effective tax rate to be in the range of 20% to 21% in fiscal 2026.
Capital spending is estimated to be in the range of four to five percent of fiscal 2026 net sales.
P&G continues to expect adjusted free cash flow productivity of 85% to 90% and expects to pay around $10 billion in dividends and to repurchase approximately $5 billion of common shares in fiscal 2026.

Forward-Looking Statements
Certain statements in this release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result" and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, changes in global interest rates and rate differentials, currency exchange, pricing controls or tariffs; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to successfully manage uncertainties related to changing political and geopolitical conditions and potential implications such as exchange rate fluctuations, market contraction, boycotts, variability and unpredictability in trade relations, sanctions, tariffs or other trade controls; (4) the ability to manage disruptions in credit markets or to our banking partners or changes to our credit rating; (5) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, conflicts or acts of war (such as the conflict in the Middle East), terrorism or disease outbreaks; (6) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials and costs of labor, transportation, energy, pension and healthcare; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy, packaging content, supply chain practices, social or environmental practices or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage the demand, supply and operational challenges, as well as governmental responses or mandates, associated with a disease outbreak, including epidemics, pandemics or similar widespread public health concerns; (13) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits, evolving digital marketing and selling platform requirements and technological advances attained by, and patents granted to, competitors; (14) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (15) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; (16) the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws, regulations, policies and related interpretations involving product liability, product and packaging composition, manufacturing processes, intellectual property, labor and employment, antitrust, privacy, cybersecurity, data protection and data transfers, artificial intelligence, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; (17) the ability to manage changes in applicable tax laws and regulations; and (18) the ability to continue delivering progress towards our environmental sustainability ambitions.
For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.
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P&G Media Contacts:
Wendy Kennedy, 513.780.7212
Henry Molski, 513.505.3587
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

Category: PG

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Earnings Information
	Three Months Ended March 31
Amounts in millions except per share amounts	2026	2025	% Chg
NET SALES	$21,235	$19,776	7%
Cost of products sold	10,722	9,694	11%
GROSS PROFIT	10,513	10,081	4%
Selling, general and administrative expense	5,936	5,524	7%
OPERATING INCOME	4,576	4,558	—%
Interest expense	(223)	(217)	3%
Interest income	100	111	(10)%
Other operating income, net	537	210	156%
EARNINGS BEFORE INCOME TAXES	4,989	4,661	7%
Income taxes	1,039	868	20%
NET EARNINGS	3,951	3,793	4%
Less: Net earnings attributable to noncontrolling interests	18	23	(22)%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$3,932	$3,769	4%

EFFECTIVE TAX RATE	20.8%	18.6%

NET EARNINGS PER COMMON SHARE (1)
Basic	$1.66	$1.58	5%
Diluted	$1.63	$1.54	6%

DIVIDENDS PER COMMON SHARE	$1.0568	$1.0065
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,416.5	2,449.8

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross profit	49.5%	51.0%	(150)
Selling, general and administrative expense	28.0%	27.9%	10
Operating income	21.5%	23.0%	(150)
Earnings before income taxes	23.5%	23.6%	(10)
Net earnings	18.6%	19.2%	(60)
Net earnings attributable to Procter & Gamble	18.5%	19.1%	(60)
(1)Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Earnings Information
	Three Months Ended March 31, 2026
Amounts in millions	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$3,866	11%	$761	11%	$579	7%
Grooming	1,608	7%	436	8%	331	3%
Health Care	3,073	7%	768	5%	579	2%
Fabric & Home Care	7,403	7%	1,689	3%	1,300	1%
Baby, Feminine & Family Care	5,058	6%	1,282	11%	980	11%
Corporate	225	N/A	54	N/A	181	N/A
Total Company	$21,235	7%	$4,989	7%	$3,951	4%

	Three Months Ended March 31, 2026
Net Sales Drivers (1)	Volume	Organic Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales
Beauty	5%	5%	4%	1%	1%	—%	11%
Grooming	(2)%	(2)%	6%	3%	—%	—%	7%
Health Care	(2)%	(2)%	5%	2%	1%	1%	7%
Fabric & Home Care	2%	2%	4%	1%	—%	—%	7%
Baby, Feminine & Family Care	3%	3%	3%	—%	—%	—%	6%
Total Company	2%	2%	4%	1%	—%	—%	7%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
	Nine Months Ended March 31
Amounts in millions	2026	2025
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$9,556	$9,482
OPERATING ACTIVITIES (1)
Net earnings	13,063	12,439
Depreciation and amortization	2,348	2,124
Share-based compensation expense	394	364
Deferred income taxes	178	183
(Gain)/loss on sale of assets	(345)	782
Change in accounts receivable	(186)	(79)
Change in inventories	(346)	(409)
Change in accounts payable	196	(547)
Other	(877)	(2,026)
TOTAL OPERATING ACTIVITIES	14,425	12,832
INVESTING ACTIVITIES
Capital expenditures	(3,386)	(2,777)
Proceeds from asset sales	501	64
Acquisitions, net of cash acquired	(85)	(11)
Other investing activity	(458)	(33)
TOTAL INVESTING ACTIVITIES	(3,428)	(2,755)
FINANCING ACTIVITIES
Dividends to shareholders	(7,623)	(7,319)
Additions to short-term debt with original maturities of more than three months	7,785	5,905
Reductions in short-term debt with original maturities of more than three months	(6,353)	(3,781)
Net additions/(reductions) to other short-term debt	1,028	(543)
Additions to long-term debt	2,652	995
Reductions in long-term debt	(2,361)	(1,478)
Treasury stock purchases	(4,153)	(5,800)
Impact of stock options and other	872	1,601
TOTAL FINANCING ACTIVITIES	(8,154)	(10,420)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(94)	(22)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	2,749	(365)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$12,306	$9,116
(1)Certain prior period amounts within Operating Activities have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the previously reported Total Operating Activities.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
Amounts in millions	March 31, 2026	June 30, 2025
Cash and cash equivalents	$12,306	$9,556
Accounts receivable	6,322	6,185
Inventories	7,853	7,551
Prepaid expenses and other current assets	1,506	2,100
TOTAL CURRENT ASSETS	27,987	25,392
Property, plant and equipment, net	24,574	23,897
Goodwill	41,359	41,650
Trademarks and other intangible assets, net	21,531	21,910
Other noncurrent assets	12,928	12,381
TOTAL ASSETS	$128,378	$125,231

Accounts payable	$15,030	$15,227
Accrued and other liabilities	10,031	11,318
Debt due within one year	13,174	9,513
TOTAL CURRENT LIABILITIES	38,235	36,058
Long-term debt	23,852	24,995
Deferred income taxes	6,047	5,774
Other noncurrent liabilities	5,513	6,120
TOTAL LIABILITIES	73,647	72,946
TOTAL SHAREHOLDERS' EQUITY	54,731	52,284
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$128,378	$125,231

Certain columns and rows may not add due to rounding.

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's April 24, 2026 earnings release and the reconciliation to the most closely related GAAP measures. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of period-to-period results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors, as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. Certain of these measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measures but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted. The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures because the Company cannot predict the timing and amounts of discrete items such as acquisition and divestitures, which could significantly impact GAAP results. Note that certain columns and rows may not add due to rounding.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following item:
•Incremental restructuring: The Company has historically had an ongoing level of restructuring activities of approximately $250 - $500 million before tax. On June 5, 2025, the Company announced a portfolio and productivity plan to streamline its portfolio and organization to improve its cost structure and competitiveness. In the fiscal year ended June 30, 2024, the Company started a limited market portfolio restructuring of its business operations, primarily in certain Enterprise Markets, including Argentina and Nigeria, to address challenging macroeconomic and fiscal conditions. During the period ended September 30, 2024, the Company completed this limited market portfolio restructuring with the substantial liquidation of its operations in Argentina. The adjustment to Core earnings includes the restructuring charges that exceed the normal, recurring level of restructuring charges.
•Glad joint venture agreement: In January 2026, the Glad joint venture agreement between the Company and The Clorox Company (Clorox) expired. Under the terms of the agreement, Clorox purchased the Company’s minority interest in the venture at fair market, for $476 million. This transaction was accounted for as a dissolution of the Glad joint venture business and the Company recorded an after-tax gain of $261 million.

We do not view the above items to be part of our sustainable results, and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing the achievement of management goals for at-risk compensation.
Core EPS and Currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of diluted net earnings per common share (diluted EPS) adjusted for items as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as useful supplemental measures of Company performance over time.
Core gross margin and Currency-neutral Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Currency-neutral Core gross margin is a measure of the Company's Core gross margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of sales and Currency-neutral Core SG&A expense as a percentage of sales: Core SG&A expense as a percentage of sales is a measure of the Company's selling, general and administrative expense as a percentage of net sales adjusted for items as indicated. Currency-neutral Core SG&A expense as a percentage of sales is a measure of the Company's Core selling, general and administrative expense as a percentage of net sales excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company's operating efficiency over time.
Core operating margin and Currency-neutral Core operating margin: Core operating margin is a measure of the Company's operating margin adjusted for items as indicated. Currency-neutral Core operating margin is a measure of the Company's Core operating margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the gain from the dissolution of the Glad joint venture business. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, in allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES Reconciliation of Non-GAAP Measures
	Three Months Ended March 31, 2026				Three Months Ended March 31, 2025
Amounts in millions except per share amounts	As Reported (GAAP)	Incremental Restructuring	Glad Joint Venture Agreement	Core (Non-GAAP)	As Reported (GAAP) (1)
Cost of products sold	$10,722	$(115)	$—	$10,606	$9,694
Gross profit	10,513	115	—	10,628	10,081
Gross margin	49.5%	0.5%	—%	50.0%	51.0%
Currency impact to Core gross margin				—%
Currency-neutral Core gross margin				50.0%
Selling, general and administrative expense	5,936	(28)	—	5,908	5,524
Selling, general and administrative expense as a % of net sales	28.0%	(0.2)%	—%	27.8%	27.9%
Currency impact to Core selling, general and administrative expense as a % of net sales				(0.1)%
Currency-neutral Core selling, general and administrative expense as a % of net sales				27.7%
Operating income	4,576	144	—	4,720	4,558
Operating margin	21.5%	0.7%	—%	22.2%	23.0%
Currency impact to Core operating margin				0.1%
Currency-neutral Core operating margin				22.3%
Other non-operating income/(expense), net	537	—	(343)	194	210
Income taxes	1,039	(23)	(81)	934	868
Net earnings	3,951	167	(261)	3,856	3,793
Less: Net earnings attributable to noncontrolling interests	18	5	—	23	23
Net earnings attributable to P&G	3,932	162	(261)	3,833	3,769
				Core EPS
Diluted net earnings per common share (2)	$1.63	$0.07	$(0.11)	$1.59	$1.54
Currency impact to Core EPS				$(0.05)
Currency-neutral Core EPS				$1.54
Diluted weighted average common shares outstanding	2,416.5				2,449.8
(1)For the three months ended March 31, 2025, there were no adjustments to or reconciling items for Core EPS.
(2)Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.
Certain columns and rows may not add due to rounding.

CHANGE VERSUS YEAR AGO
Gross margin	(150)	BPS
Core gross margin	(100)	BPS
Currency-neutral Core gross margin	(100)	BPS
Selling, general and administrative expense as a % of net sales	10	BPS
Core selling, general and administrative expense as a % of net sales	(10)	BPS
Currency-neutral Core selling, general and administrative as a % of net sales	(20)	BPS
Operating margin	(150)	BPS
Core operating margin	(80)	BPS
Currency-neutral Core operating margin	(70)	BPS
Diluted EPS	6%
Core EPS	3%
Currency-neutral Core EPS	—%
Organic sales growth:

January - March 2026	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	11%	(4)%	—%	7%
Grooming	7%	(6)%	—%	1%
Health Care	7%	(5)%	—%	2%
Fabric & Home Care	7%	(4)%	—%	3%
Baby, Feminine & Family Care	6%	(3)%	—%	3%
Total Company	7%	(4)%	—%	3%
(1)Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2026 (Estimate)	+1% to +5%	-1%	-% to +4%
(1)Combined Foreign Exchange & Acquisition/Divestiture Impact/Other includes foreign exchange impacts, the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.
Core EPS growth:

Total Company	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2026 (Estimate)	+1% to +6%	-1% to -2%	-% to +4%
(1)Includes the impact of incremental non-core restructuring charges including the limited market portfolio restructuring with the substantial liquidation of its operations in Argentina incurred in fiscal 2025 and the incremental restructuring and gain from the dissolution of the Glad joint venture business in fiscal 2026.
Adjusted free cash flow (dollar amounts in millions):

Three Months Ended March 31, 2026
Operating Cash Flow	Capital Spending	Adjusted Free Cash Flow
$4,045	$(1,019)	$3,026
Adjusted free cash flow productivity (dollar amounts in millions):

Three Months Ended March 31, 2026
Adjusted Free Cash Flow	Net Earnings	Adjustments to Net Earnings (1)	Net Earnings as Adjusted	Adjusted Free Cash Flow Productivity
$3,026	$3,951	$(261)	$3,690	82%
(1)Adjustments to Net earnings relate to the gain from the dissolution of the Glad joint venture business.
Certain columns and rows may not add due to rounding.